Alexion Pharmaceuticals and Moderna Therapeutics Announce Exclusive Strategic Agreement to Develop Messenger RNA Therapeutics™ for Rare Diseases

CHESHIRE, Conn. and CAMBRIDGE, Mass., Jan. 13, 2014 - Alexion Pharmaceuticals, Inc. (Nasdaq:ALXN) and Moderna Therapeutics today announced an exclusive strategic agreement for the discovery and development of messenger RNA Therapeutics™ to treat rare diseases. Alexion is a global leader in the development and commercialization of breakthrough therapies for patients with severe and life-threatening rare diseases. Moderna is a pioneer in developing messenger RNA (mRNA) Therapeutics™, a highly innovative treatment modality to enable the in vivo production of therapeutic proteins.

Messenger RNA Therapeutics™ are designed to directly utilize the body’s natural processes to enable the in vivo production of both intracellular proteins, which remain within the cells, and secreted proteins, which are released into the bloodstream and act to restore function elsewhere in the body. As a result, the mRNA Therapeutics™ platform has the potential to speed the development and manufacture of treatments for many rare diseases that are currently untreatable with existing technologies.

Under the agreement, Alexion will make an upfront payment to Moderna of $100 million to purchase 10 product options to develop and commercialize treatments for rare diseases with Moderna’s mRNA Therapeutics™ platform. Alexion will lead the discovery, development and commercialization of the treatments produced through this broad, long-term strategic agreement, while Moderna will retain responsibility for the design and manufacture of the messenger RNA against selected targets. Following option exercise by Alexion, Moderna will be entitled to drug development and commercial milestone payments, as well as high single to double digit royalties on commercial sales. In addition, Alexion has made a $25 million preferred equity investment into Moderna today.

“This broad and long-term strategic agreement represents a significant expansion of Alexion’s capabilities for drug discovery, and provides us with the strong potential to further our mission of developing novel and breakthrough therapies for patients with severe and life-threatening rare diseases,” said Leonard Bell, M.D., Chief Executive Officer of Alexion Pharmaceuticals. “We consider Moderna’s mRNA Therapeutics to be an especially exciting drug discovery platform, and we look forward to combining Moderna’s deep expertise in mRNA with Alexion’s significant global resources and expertise in drug discovery, clinical studies, regulatory affairs and commercialization for the benefit of patients worldwide.”

“Moderna’s strategy is to aggressively seek to commercialize its mRNA platform for patients in need,” said Stéphane Bancel, President and founding CEO of Moderna. “Given the broad potential of this new drug modality, we wanted to forge a few long-term strategic relationships with best-in-class companies. As we were looking for a global leader with a proven track record in the discovery, development and global commercialization of treatments for patients with rare diseases, entering into a strategic agreement with Alexion became an obvious choice for us. We were very impressed with the Alexion team’s passion to treat patients with severe and life-threatening diseases, its biology expertise, as well as its clinical and commercial capabilities. We are very pleased and honored to work with such a dedicated company to bring new medicines to patients.”

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company focused on serving patients with severe and rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition and has developed and markets Soliris® (eculizumab) as a treatment for patients with PNH and aHUS, two debilitating, ultra-rare and life-threatening disorders caused by chronic uncontrolled complement activation. Soliris is currently approved in nearly 50 countries for the treatment of PNH, and in the United States, European Union, Japan and other countries for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris in additional severe and ultra-rare disorders beyond PNH and aHUS, and is developing other highly innovative biotechnology product candidates across multiple therapeutic areas. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharma.com.

About Moderna Therapeutics

Moderna is pioneering messenger RNA Therapeutics™, an entirely new in vivo drug modality that produces human proteins or antibodies inside patient cells, which are in turn secreted or active intracellularly. This breakthrough platform addresses currently undruggable targets and offers a superior alternative to existing drug modalities for a wide range of disease conditions. Moderna has developed a broad intellectual property estate, including more than 250 patent applications covering novel nucleotide chemistries and drug compositions. The company plans to develop and commercialize its innovative mRNA drugs through a combination of strategic relationships as well as new formed ventures. Founded in late 2010 by Flagship VentureLabs, Cambridge-based Moderna is privately held and currently has strategic agreements with AstraZeneca and Alexion Pharmaceuticals. www.modernatx.com

[ALXN-G]

Safe Harbor Statement
This news release contains forward-looking statements, including statements related to anticipated target selection, drug discovery, clinical development, regulatory and commercial milestones resulting from the agreement between Alexion and Moderna. Forward-looking statements are subject to factors that may cause Alexion's results and plans to differ from those expected, including for example, outcomes of pre-clinical and clinical studies, success in manufacturing target products, decisions of regulatory authorities regarding marketing approvals, and a variety of other risks set forth from time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Quarterly Report on Form 10-Q for the period ended September 30, 2013, and in Alexion's other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

Contact:

Alexion Pharmaceuticals, Inc.
Irving Adler, 203-271-8210
Executive Director, Corporate Communications
or
Media:
Alexion Pharmaceuticals, Inc.
Kim Diamond, 203-439-9600
Senior Director, Corporate Communications
or
Investors:
Rx Communications
Rhonda Chiger, 917-322-2569
Moderna Therapeutics Maria Favorito 617-761-6720 Maria.Favorito@fkhealth.com

# # #